EXHIBIT 99.1

COMMUNICATION INTELLIGENCE CORPORATION

                                                                  FOR IMMEDIATE RELEASE

COMMUNICATION INTELLIGENCE CORPORATION
REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS

Redwood Shores, California, March 12, 2009 - (OTC BB: CICI) Communication Intelligence Corporation (“CIC” or the “Company”), a leading supplier of electronic signature solutions for business process automation in the financial industry* and the recognized leader** in biometric signature verification announced today its financial results for the fourth quarter and the year ended December 31, 2008.

Total revenues for the three months ended December 31, 2008 were $843,000 compared to revenues of $800,000 in the corresponding prior year period, an increase of $43,000, or 5%, and an increase of $122,000, or 17%, compared to the three months ended September 30, 2008 of $721,000. Revenues in the fourth quarter of 2008 were primarily attributable to AEGON/World Financial Group, AGLA, Allscripts-Misys, Allstate Insurance Company, Charles Schwab & Co., Oracle Corporation, Palm Inc., Prudential Financial Inc., Sony Ericsson Corp., Snap-on Credit LLC, Travelers Indemnity Company (“Travelers”), Tennessee Valley Authority and Wells Fargo Bank NA.

The Company reported a net loss attributable to common stockholders of $637,000 or $0.01 per share on 129.8 million weighted average shares outstanding for the three months ended December 31, 2008, compared to a net loss of $644,000, or $0.01, on 129.1 million weighted average shares outstanding for the corresponding prior year period. The decrease in net loss is primarily due to an increase in revenue during the fourth quarter of 2008 compared to the corresponding period in 2007.

Revenues for the twelve months ended December 31, 2008 were $2,401,000 compared to $2,145,000 for the year ended December 31, 2007, an increase of $256,000, or 12%. Revenues of $1,564,000 for the six months ended December 31, 2008 increased 25% over revenues of $1,256,000 for the corresponding period in 2007. The increase in revenue for all of 2008 was primarily attributable to the customers mentioned above.

The net loss attributable to common stockholders for the twelve months ended December 31, 2008 was $3,727,000, or $0.03 per share, on 129.2 million weighted shares outstanding, compared to a net loss of $3,399,000, or $0.03 per share, on 114.0 million weighted average shares outstanding for the corresponding prior year period. The increase in the net loss is primarily due to increases in amortization of capitalized software development costs related to product development and enhancements, and increases in direct engineering costs, charged to cost of sales, related to meeting customer specific requirements associated with integration of our standard products into customer systems.

EXHIBIT 99.1

“Despite an extremely difficult economic environment, as mentioned above revenue for the last half of 2008 was up 25% over the last half of 2007, and we believe this momentum will carry over into 2009 as reflected by the sustained level of sales related activity we are experiencing going into the new year,” stated CIC’s Chairman & CEO Guido DiGregorio.  “Currently, however, we are experiencing what we believe are normal delays in IT orders consistent with standard procedure as enterprises enter a new year and new budget period.  Although we see no significant indications suggesting that the adverse market conditions impacting our customer base of financial institutions have resulted in any cancellation of IT spending that would significantly impact planned automation programs involving our technology, the elevated review and prioritization purchase processes have delayed anticipated early 2009 deployments. In recognition that such delays could result in the short-term need for additional funds, prior to achievement of cash flow positive operations, we are investigating alternative financing sources, including investments from selected strategic partners. However, overall we are encouraged by the increasing awareness and understanding of the benefits associated with our technology and a heightened sense by financial institutions that they need to automate to survive and therefore we still anticipate that 2009 revenues will exceed 2008.”

The demand continues in the insurance industry.  According to the September 2008 Forrester Research report “North American Insurance IT Spending in 2008,” 49% of US insurance companies surveyed indicated that increasing or expanding their online presence and eCommerce capabilities was a critical or high priority for them. Based upon CIC’s prior large scale deployments at AEGON/World Financial Group, AGLA, Prudential, State Farm, two recent wins with Allstate and Travelers in the last half of 2008, together with pending orders from other insurance carriers, the Company believes it is emerging as the leading and preferred supplier of electronic signature solutions for property/casualty and life insurance applications.

Regarding the demand in the banking sector, according to a recent Forrester research report entitled “Industry Essentials: US Retail Banking,” US banks and lenders are challenged with the need to increase revenue while improving the effectiveness and efficiency of their processes in the face of increased regulatory and compliance demands exacerbated by the recent subprime debt and credit crisis. This crisis is driving increased regulatory controls and the need to administer the billions of bailout dollars to settle troubled mortgages and the Company believes this will accelerate the deployment of electronic signature technology-based solutions to address those challenges.  Furthermore, regional and mid-size banks, unencumbered by TARP related difficulties, appear to be pursuing automation more actively than in the past.

CIC was recently named to Forrester Research’s “Hot Companies to Watch in 2009” Report. CIC is pleased to be recognized for its contribution to automating the mortgage workout process. Partnering with CSC to integrate its technologies to deliver a SaaS-based electronic signature solution reduces a very lengthy and painful process involving many parties that can often take several months to less than three days, alleviating borrower stress along with significant expense reductions. This product offering reflects the timeliness and benefits of CIC’s technology coupled with its ability to effectively and efficiently integrate its technology with selected partner offerings to significantly enhance the value of the end solution.

Selected financial information follows.  Detailed corporate and financial information is available on CIC’s website at www.cic.com.

EXHIBIT 99.1

About CIC
Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless work flow in their eBusiness processes by enabling them with “The Power to Sign Online®” with multiple signature technologies across virtually all applications in SaaS and fully deployed delivery models.

Industry leaders such as AEGON, AGLA, Charles Schwab, Prudential, Nationwide (UK), Snap-on Credit and Wells Fargo chose CIC’s products to meet their needs. CIC has deployments with over 400 channel partners and enterprises worldwide representing hundreds of thousands of users, with over 500 million electronic signatures captured, eliminating the need for over a billion pieces of paper. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com

*In December 2008, CIC was named to Forrester Research’s “Hot Banking Tech Companies To Watch in 2009” Report.

**In October 2007, CIC was awarded the 2007 Global Frost & Sullivan Award for Market Leadership in the dynamic signature verification market.

CIC’s logo and The Power to Sign Online are registered trademarks of CIC. All other trademarks are properties of their respective owners.

EXHIBIT 99.1

COMMUNICATION INTELLIGENCE CORPORATION
Selected Consolidated Statements of Operations Information
(In thousands, except per share amounts)

	Fourth Quarter Ended		Year Ended
	12/31/08	12/31/07	12/31/08	12/31/07
	(unaudited)	(unaudited)

Revenue	$843	$800	$2,401	$2,145

Total cost of sales	401	205	1,064	525

Gross profit	442	595	1,337	1,620

Total operating expenses	806	1,037	3,581	3,813

Operating loss	(364)	(442)	(2,244)	(2,193)

Other income (expenses)	27	32	72	47

Interest expense, including amortization of loan discount, deferred financing costs and accretion of beneficial conversion feature	(280)	(234)	(1,508)	(1,253)

Preferred dividends	(20)	−	(47)	−

Net loss attributable to common stockholders	$(637)	$(644)	$(3,727)	$(3,399)

Basic and diluted net loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Basic and diluted weighted average common shares outstanding	129,814	129,057	129,248	113,960

EXHIBIT 99.1

Selected Consolidated Balance Sheets Information
(In thousands)

	12/31/08	12/31/07
Cash & cash equivalents	$929	$1,144

Total current assets	1,709	1,731

Total assets	6,643	6,475

Deferred revenue (1)	343	431

Total current liabilities (2)	1,100	2,598

Total short-term debt (3)	60	1,370

Long-term debt (4)	2,765	96

Stockholders’ equity	2,778	3,781

NOTES:
(1)	Deferred revenue consists principally of service contact revenues.
(2)	Includes deferred revenue and short term debt.
(3)	Net of $5 unamortized fair value assigned to warrants at December 31, 2008 and $350 unamortized fair value assigned to warrants at December 31, 2007.
(4)	Net of unamortized fair value assigned to warrants of $834 and $21 at December 31, 2008 and 2007, respectively.

Contact:                   Frank Dane
Phone:  650-802-7737
Email:  fdane@cic.com